Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of OriginOil, Inc. of our report dated April 16, 2013, relating to our audit of the financial statements as of and for the year ended December 31, 2012, which appear in the Annual Report on Form 10-K of OriginOil, Inc. for the year ended December 31, 2013.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ HJ Associates & Consultants, LLP
HJ Associates & Consultants, LLP

Salt Lake City, Utah
November 14, 2014